Exhibit 99.1

For Immediate Release
CONSOLIDATED WATER CO. LTD. EMPLOYS JOHN TONNER AS
CHIEF OPERATING OFFICER

GEORGE TOWN, Grand Cayman, Cayman Islands (August 5, 2011) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today announced that Mr. John Tonner will join the Company’s executive management team as Chief Operating Officer on September 1, 2011.

“We are very pleased that John is coming on board as the Company’s Chief Operating Officer,” stated Mr. Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co., Ltd.  “John started his career in desalination with the Company in the mid-1980’s and has over 25 years of experience in the design, engineering and operation of desalination and water treatment facilities around the world.  He has held senior technical and management positions with world-leading desalination companies working on projects located on four continents.  He has also been involved in the engineering of some of the world’s largest and most technically advanced seawater desalination projects, along with the development and patenting of reverse osmosis energy recovery technology.  We are confident that John, as Chief Operating Officer, will play a very important role as our Company pursues new project opportunities and its overall growth objectives in coming years.”

Mr. Tonner, age 50, is currently President and a Partner of Water Consultants International, a leading desalination consultancy, where he is responsible for global business development.  Through his work in the desalination and water treatment industry since 1985, Mr. Tonner has broad practical and engineering experience involving all commercially viable desalination processes, and he frequently assesses the potential for new technologies to overcome the challenges limiting current processes.  He regularly advises clients on how their processes, components, materials or technology can be applied to various regional and technological markets and the environmental challenges within the desalination industry.  Positions held with clients include direct supervision with management responsibility and regional coordination of matrix and cross-border sales organizations.

Mr. Tonner has published approximately 20 technical papers and lectured extensively on all aspects of desalination technology.  He is widely known for his work related to thermal processes such as MSF, MED and TVC, and he has over 20 years of experience with reverse osmosis and membrane technology, including RO energy recovery techniques.  Mr. Tonner has provided due diligence oversight services for the largest desalination projects in Asia, Australia and the Middle East.

Mr. Tonner holds an honors degree in Mechanical Engineering from the University of Paisley in Scotland.  He has been a member of the International Desalination Association since the late 1980s, serving on the Board of Directors from 1999 until 2004.  He is a member of the World Health Organization (WHO) Desalination Technical Committee and serves on the U.S. National Academy of Science’s Research Committee for Advancing Desalination Technology.

CWCO-G

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to develop and operate projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com